FORM 5
               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


1. Name and Address of Reporting Person   2. Issuer Name and Ticker or Trading Symbol         6. Relationship of Reporting Person
                                          Finca Consulting, Inc.                                   to Issuer check all applicable)
 Montag       Volker                      ________________________________________________
(Last)       (First)    (Middle)          3. IRS or Social Security     |4. Statement for       X  Director        X  10% Owner
                                             Number of Reporting        |   Month/Year
Am Abelshof 12, D-47445                      Person (Voluntary)         |     12 / 93          X  Officer (give     Other (specify
                 (Street)                                               |5. If Amendment,                   title            below)
Moers-Repelen, Germany                        N/A                       |  Date or Orignial                  below)
  (City)     (State)     (Zip)                          |                   (Month/Year)



                            Table--Non-Derivative Securities Acquired, Disposed
                                   of, or Beneficially Owned


1. Title of Security        2. Trans-   |3. Trans-     |4. Securities Acquired (A)  5. Amount of        |6. Owner-   |7. Nature
   (Instr. 3)                  Action   |   action     |   or Disposed of (D)          Securities       |   ship     |   of In-
                               Date     |   Code       |   (Instr. 3, 4 and 5)         Beneficially     |   Form     |   direct
                                        |   Instr. 8)  |                               Owned at         |   Direct   |   Bene-
                                        |              |                               End of Issuer's  |   (D) or   |   ficial
                               (Month/  |                                              Fiscal Year      |   Indirect |   Owner-
                                Day/    |              |          |         |          Instr. 3 and 4)  |   (I)      |   ship
                                Year)   |              |  Amount  | (A) or  | Price                     |  Instr. 4) |   Instr. 4)
                                        |              |          |  (D)    |
Common Stock                   4/26/93  |      J       |  202,740 | (A)     | $*        260,240         |    (I)    |Owner along
                                        |              |          |         |                           |            with Mr.Roland
                                        |              |          |         |                           |            Schoeneberg,
                                        |              |          |         |                           |            of Record-
                                        |              |          |         |                           |            holder,
                                        |              |          |         |                           |            Secure
                                        |              |          |         |                           |            Securities,
                                        |              |          |         |                           |            Ltd.
                                                                                                        |

====================================================================================================================================


   Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
                           (Print or Type Responses)

  Form5-93.mon

                            Table II-Derivative Securities Acquired, Disposed
                                     of, or Beneficially Owned
                                    (e.g., puts, calls, warrants options,
                                       convertible securities)


1. Title of    2. Conver-  3. Trans-  4. Trans- 5. Number of   6 Date Exer-   7. Title and  8.Price  9.Number  10. Owner  11.Na-
   Derivative     sion or     action     action    Derivative    cisable and     Amount of    of       of          ship      ture
   Security       Exercise    Date       Code      Securities    Expiration      Underlying   Deriv-   Deriv-      Form      of In-
   (Instr. 3)     Price of    (Month/    (Instr.   Acquired(A)   Date            Securities   ative    ative       of De-    direct
                  Deriv-       Day/       8)       or Disposed   Month/Day/      (Inst.3 and  Secur-   Secur-      rivative  Bene-
                  ative        Year)               of (D)         Year)            4)         ity      ities       Secu-     ficial
                  Security                         (Instr. 3,                                 (Instr.  Bene-       rity      Own-
                                                    4 and 5)                                   5)      ficially    Direct    ership
                                                                                                       Owned       (D) or   (Instr.
                                                                                                       at End      Indi-     4)
                                                                                                         of         rect
                                                                                                        Month       (I)
                                                                                                       (Instr.     (Instr.
                                                                                                         4)          4)




                                                                 Date |Expira-              | Amount or
                                                                 Exer-|tion           Title | Number of
                                                                 cisa-|Date                 |  Shares
                                                                 ble  |                     |
                                                                      |                     |
                                         |              |             |                     |
                                    Code | V    (A)     |   (D)       |                     |
                                         |              |             |                     |
                                         |              |             |                     |
                                         |              |             |                     |
                                         |              |             |                     |
                                         |              |             |                     |
                                         |              |             |                     |
                                         |              |             |                     |
                                         |              |             |                     |
                                         |              |             |                     |
                                         |              |             |                     |

============

  Explanation of Responses: *Received the securities identified in Table 1, 4 for services rendered.

                                 s/Volker Montag                  12/29/97
                                   Volker Montag                     Date
                              **Signature of Reporting Person

**Intentional misstatements or ommissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

form5-93.mon